Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Current Report on Form 8-K/A of First Place Financial Corp., of our report dated January 23, 2004, appearing in the annual report on Form 10-K of Franklin Bancorp, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004.

GRANT THORNTON LLP

Southfield, Michigan

August 11, 2004